                                  TORREY PINES
                              1200 S. TORREY PINES
                                LAS VEGAS, NEVADA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 8, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 2, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: TORREY PINES
    1200 S. TORREY PINES
    LAS VEGAS, CLARK COUNTY, NEVADA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 200 units with a total of 168,248 square feet of rentable area. The improvements were built in 1981. The improvements are situated on 8.95 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 83% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL  PAGE 2
TORREY PINES, LAS VEGAS, NEVADA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 8, 2003 is:

                                                ($9,000,000)

                                           Respectfully submitted,

                                           AMERICAN APPRAISAL ASSOCIATES, INC.

                                           -s- Douglas Needham
July 2, 2003                               Douglas Needham, MAI
#053272                                    Managing Principal, Real Estate Group

Report By:
Bryan Vick, MAI
Nevada Temporary Practice Permit #04685

Assisted By:
Ryan Tanaka

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
TORREY PINES, LAS VEGAS, NEVADA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ....................................................      4
Introduction .........................................................      9
Area Analysis ........................................................     11
Market Analysis ......................................................     14
Site Analysis ........................................................     16
Improvement Analysis .................................................     16
Highest and Best Use .................................................     17

                                   VALUATION

Valuation Procedure ..................................................     18
Sales Comparison Approach ............................................     20
Income Capitalization Approach .......................................     26
Reconciliation and Conclusion ........................................     38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
TORREY PINES, LAS VEGAS, NEVADA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                   Torrey Pines
LOCATION:                        1200 S. Torrey Pines
                                 Las Vegas, Nevada

INTENDED USE OF ASSIGNMENT:      Court Settlement
PURPOSE OF APPRAISAL:            "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:              Fee simple estate

DATE OF VALUE:                   May 8, 2003
DATE OF REPORT:                  July 2, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
   Size:                         8.95 acres, or 389,862 square feet
   Assessor Parcel No.:          163-02-104-007
   Floodplain:                   Community Panel No. 32003C2165D (August 16,
                                 1995)
                                 Flood Zone X, an area outside the floodplain.
Zoning:                          R-3 (Medium to High Density Residential)

BUILDING:
   No. of Units:                 200 Units
   Total NRA:                    168,248 Square Feet
   Average Unit Size:            841 Square Feet
   Apartment Density:            22.3 units per acre
   Year Built:                   1981

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                            Market Rent
             Square    --------------------     Monthly       Annual
Unit Type     Feet     Per Unit     Per SF      Income        Income
---------    ------    --------    --------    ---------    ----------
 1Br/1Ba        700    $    570    $   0.81    $  50,160    $  601,920
 2Br/1Ba        816    $    630    $   0.77    $  25,200    $  302,400
 2Br/2Ba        978    $    660    $   0.67    $  39,600    $  475,200
 3Br/2Ba      1,194    $    855    $   0.72    $   6,840    $   82,080
 3Br/2Ba      1,444    $    940    $   0.65    $   3,760    $   45,120
                                               ---------    ----------
                                      Total    $ 125,560    $1,506,720
                                               =========    ==========

OCCUPANCY:                       83%
ECONOMIC LIFE:                   45 Years
EFFECTIVE AGE:                   20 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
TORREY PINES, LAS VEGAS, NEVADA

REMAINING ECONOMIC LIFE:         25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - APARTMENT PICTURE]              [EXTERIOR - WINDOW PANE PICTURE]

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
TORREY PINES, LAS VEGAS, NEVADA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

 As Vacant:               Hold for future multi-family development
 As Improved:             Continuation as its current use

METHOD OF VALUATION:      In this instance, the Sales Comparison and Income
                          Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
TORREY PINES, LAS VEGAS, NEVADA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

  DIRECT CAPITALIZATION            Amount       $/Unit
 -----------------------        -----------    --------
Potential Rental Income         $ 1,506,720    $  7,534
Effective Gross Income          $ 1,511,048    $  7,555
Operating Expenses              $   642,352    $  3,212      42.5% of EGI
Net Operating Income:           $   828,696    $  4,143

Capitalization Rate                    9.50%
DIRECT CAPITALIZATION VALUE     $ 8,500,000*   $ 42,500/UNIT

   DISCOUNTED CASH FLOW ANALYSIS:
-------------------------------------
Holding Period                              10 years
2002 Economic Vacancy                             12%
Stabilized Vacancy & Collection Loss:             10%
Lease-up / Stabilization Period            24 months
Terminal Capitalization Rate                   10.00%
Discount Rate                                  12.00%
Selling Costs                                   2.00%
Growth Rates:
  Income                                        3.00%
  Expenses:                                     3.00%
DISCOUNTED CASH FLOW VALUE                $8,800,000*    $44,000 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE    $8,800,000     $44,000 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)      $50,581 to $81,569
  Range of Sales $/Unit (Adjusted)        $45,523 to $48,941
VALUE INDICATION - PRICE PER UNIT         $9,200,000 *          $46,000 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales       6.70 to 8.01
  Selected EGIM for Subject                6.50
  Subject's Projected EGI                 $1,511,048
EGIM ANALYSIS CONCLUSION                  $9,600,000 *          $48,000 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION          $9,400,000 *          $47,000 / UNIT

RECONCILED SALES COMPARISON VALUE         $9,400,000            $47,000 / UNIT

----------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
TORREY PINES, LAS VEGAS, NEVADA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                              $9,200,000
   NOI Per Unit                                $9,400,000
   EGIM Multiplier                             $9,600,000
INDICATED VALUE BY SALES COMPARISON            $9,400,000       $47,000 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:               $8,500,000
   Discounted Cash Flow Method:                $8,800,000
   INDICATED VALUE BY THE INCOME APPROACH      $8,800,000       $44,000 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:           $9,000,000       $45,000 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
TORREY PINES, LAS VEGAS, NEVADA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 1200 S. Torrey Pines, Las Vegas, Clark County, Nevada. Las Vegas identifies it as 163-02-104-007.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Ryan Tanaka on May 8, 2003. Bryan Vick, MAI and Douglas Needham, MAI have not made a personal inspection of the subject property. Ryan Tanaka assisted Bryan Vick with the research, valuation analysis and writing the report. Douglas Needham, MAI reviewed the report and concurs with the value. Douglas Needham, MAI, Bryan Vick, MAI and Ryan Tanaka have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 8, 2003. The date of the report is July 2, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
TORREY PINES, LAS VEGAS, NEVADA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
   MARKETING PERIOD:        6 to 12 months
   EXPOSURE PERIOD:         6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CPF XIV. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
TORREY PINES, LAS VEGAS, NEVADA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Las Vegas, Nevada. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East - S Decatur
West - S Rainbow
South - W Sahara
North - IH-95

MAJOR EMPLOYERS

Major employers in the subject's area include MGM Grand, Park Place Entertainment, Clark County School District, Mandalay Bay/ Circus Circus Corp., Sierra Health Services, The Boyd Group, Nellis Air Force Base, International Gaming Technology, Southwest Gas, and Agribio Tech, Inc. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
TORREY PINES, LAS VEGAS, NEVADA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                     AREA
                                ----------------------------------------------
          CATEGORY              1-MI. RADIUS     3-MI. RADIUS     5-MI. RADIUS         MSA
---------------------------     ------------     ------------     ------------     -----------
POPULATION TRENDS
Current Population                    18,907          194,828          467,319      1,698,839
5-Year Population                     19,820          227,097          553,213      2,044,801
% Change CY-5Y                           4.8%            16.6%            18.4%          20.4%
Annual Change CY-5Y                      1.0%             3.3%             3.7%           4.1%

HOUSEHOLDS
Current Households                     6,704           73,774          182,621        638,180
5-Year Projected Households            6,960           85,551          214,789        764,252
% Change CY - 5Y                         3.8%            16.0%            17.6%          19.8%
Annual Change CY-5Y                      0.8%             3.2%             3.5%           4.0%

INCOME TRENDS
Median Household Income         $     37,702     $     40,270     $     41,686     $   40,882
Per Capita Income               $     19,500     $     21,280     $     24,323     $   21,738
Average Household Income        $     54,522     $     56,048     $     62,287     $   57,866

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                     AREA
                                ----------------------------------------------
         CATEGORY               1-MI. RADIUS     3-MI. RADIUS     5-MI. RADIUS      MSA
---------------------------     ------------     ------------     ------------     -----
HOUSING TRENDS
% of Households Renting                42.92%           43.88%           43.43%    35.71%
5-Year Projected % Renting             39.61%           40.36%           40.29%    34.68%

% of Households Owning                 52.07%           51.54%           50.57%    57.57%
5-Year Projected % Owning              55.02%           55.22%           54.15%    59.22%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
TORREY PINES, LAS VEGAS, NEVADA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North  - Retail Center/Apartment Complexes
South  - Apartment Complexes
East  - Retail Center
West  - Office Buildings

CONCLUSIONS

The subject is well located within the city of Las Vegas. The neighborhood is characterized as being mostly suburban in nature and is currently in the growth stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                    MARKET ANALYSIS PAGE 14
TORREY PINES, LAS VEGAS, NEVADA

                                 MARKET ANALYSIS

The subject property is located in the city of Las Vegas in Clark County. The overall pace of development in the subject's market is more or less decreasing. A new construction in the area is the food court located to the east of the property. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

Period             Region              Submarket
------     -----------------------     ---------
 1997               4.7%                  N/A
 1998               5.7%                  N/A
 1999               4.6%                  N/A
 2000               4.8%                  N/A
 2001               6.1%                  6.3%
 2002               7.4%                  7.1%
 2003               6.5%                  N/A

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has underperformed the overall market.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period     Region     % Change     Submarket     % Change
------     ------     --------     ---------     --------
 1997      $  677            -           N/A            -
 1998      $  688          1.6%          N/A          N/A
 1999      $  699          1.6%          N/A          N/A
 2000      $  712          1.9%          N/A          N/A
 2001      $  728          2.2%    $     704            -
 2002      $  734          0.8%    $     748          6.3%
 2003      $  741          1.0%          N/A          N/A

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
TORREY PINES, LAS VEGAS, NEVADA

                             COMPETITIVE PROPERTIES

No.     Property Name      Units     Ocpy.     Year Built         Proximity to subject
---     --------------     -----     -----     ----------     ----------------------------
R-1     Alpine Village     560          95%       1978        .5-mile north of the subject
R-2     Tiffany Place      182          98%       1991        .5-mile north of the subject
R-3     Vista Del Rey      144          96%       1988        1-mile south of the subject
R-4     Sahara Palms       312          95%       1973        Within 5-mile radius
R-5     Silver Shadow      200          91%       1997        1 block from the subject
Subject Torrey Pines       200          83%       1981

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
TORREY PINES, LAS VEGAS, NEVADA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   8.95 acres, or 389,862 square feet
  Shape                       Rectangular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
    Community Panel           32003C2165D, dated August 16, 1995
    Flood Zone                Zone X
  Zoning                      R-3, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                            ASSESSED VALUE - 2002
                  ---------------------------------------    TAX RATE /   PROPERTY
PARCEL NUMBER       LAND         BUILDING        TOTAL       MILL RATE     TAXES
--------------    ---------    -----------    -----------    ---------    --------
163-02-104-007    $ 535,500    $ 2,213,110    $ 2,748,610      0.03267    $ 89,811

IMPROVEMENT ANALYSIS

Year Built                    1981
Number of Units               200
Net Rentable Area             168,248 Square Feet
Construction:
  Foundation                  Reinforced concrete slab
  Frame                       Heavy or light wood
  Exterior Walls              Wood or vinyl siding
  Roof                        Composition shingle over a wood truss structure
Project Amenities             Amenities at the subject include a swimming pool,
                              spa/jacuzzi, tennis court, gym room, barbeque
                              equipment, meeting hall, laundry room, and parking
                              area.
Unit Amenities                Individual unit amenities include a balcony, cable
                              TV connection, and washer dryer connection.
                              Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
TORREY PINES, LAS VEGAS, NEVADA

Unit Mix:

                                  Unit Area
Unit Type     Number of Units     (Sq. Ft.)
---------     ---------------     ---------
 1Br/1Ba            88                  700
 2Br/1Ba            40                  816
 2Br/2Ba            60                  978
 3Br/2Ba             8                1,194
 3Br/2Ba             4                1,444

Overall Condition              Average
Effective Age                  20 years
Economic Life                  45 years
Remaining Economic Life        25 years
Deferred Maintenance           None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1981 and consist of a 200-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
TORREY PINES, LAS VEGAS, NEVADA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE PAGE 19
TORREY PINES, LAS VEGAS, NEVADA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH PAGE 20
TORREY PINES, LAS VEGAS, NEVADA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH PAGE 21
TORREY PINES, LAS VEGAS, NEVADA

SUMMARY OF COMPARABLE SALES -IMPROVED

            DESCRIPTION                         SUBJECT                      COMPARABLE                         COMPARABLE
            -----------                         -------                      ----------                         ----------
                                                                               I - 1                               I - 2
  Property Name                   Torrey Pines                     San Michele                      Alicante Villa Apt Homes
LOCATION:
  Address                         1200 S. Torrey Pines             5800 W. Lake Mead Blvd           4370 S. Grand Canyon Dr
  City, State                     Las Vegas, Nevada                Las Vegas, NV                    Las Vegas, NV
  County                          Clark                            Clark                            Clark
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          168,248                          174,152                          253,432
  Year Built                      1981                             1997                             2001
  Number of Units                 200                              216                              232
  Unit Mix:                        Type                      Total  Type               Total        Type                 Total
                                  1Br/1Ba                     88    1Br                 96          1Br                    80
                                  2Br/1Ba                     40    2Br                120          2Br                   128
                                  2Br/2Ba                     60                                    3Br                    24
                                  3Br/2Ba                      8
                                  3Br/2Ba                      4

  Average Unit Size (SF)          841                              806                                1,092
  Land Area (Acre)                8.9500                           8.5200                           11.9200
  Density (Units/Acre)            22.3                             25.4                                19.5
  Parking Ratio (Spaces/Unit)     2.02                             1.66                                1.60
  Parking Type (Gr., Cov., etc.)  Garage, Open Covered             Open, Covered                    Open, Covered
CONDITION:                        Good                             Good                             Very Good
APPEAL:                           Good                             Good                             Good
AMENITIES:
  Pool/Spa                        Yes/Yes
  Gym Room                        Yes
  Laundry Room                    Yes
  Secured Parking                 No
  Sport Courts                    Yes
  Washer/Dryer Connection         Yes

OCCUPANCY:                        83%                              91%                              92%
TRANSACTION DATA:

  Sale Date                                                        November, 2002                   September, 2002
  Sale Price ($)                                                   $11,750,000                      $18,924,000
  Grantor                                                          Jack P. Libby Family Trust       Grand Rochelle

  Grantee                                                          San Michele Gary                 Alicante Villa Apartments LLC

  Sale Documentation
  Verification
  Telephone Number

  ESTIMATED PRO-FORMA:                                                Total $      $/Unit   $/SF      Total $    $/Unit    $/SF
  Potential Gross Income                                             $1,776,960    $8,227  $10.20   $2,566,696   $11,063  $10.13
  Vacancy/Credit Loss                                                $  159,926    $  740  $ 0.92   $  205,336   $   885  $ 0.81
  Effective Gross Income                                             $1,617,034    $7,486  $ 9.29   $2,361,360   $10,178  $ 9.32
  Operating Expenses                                                 $  486,131    $2,251  $ 2.79   $  735,958   $ 3,172  $ 2.90
  Net Operating Income                                               $1,130,903    $5,236  $ 6.49   $1,625,402   $ 7,006  $ 6.41
NOTES:                                                               None                           None

  PRICE PER UNIT                                                                  $54,398                       $81,569
  PRICE PER SQUARE FOOT                                                           $ 67.47                        $74.67
  EXPENSE RATIO                                                                      30.1%                         31.2%
  EGIM                                                                               7.27                          8.01
  OVERALL CAP RATE                                                                   9.62%                         8.59%
  Cap Rate based on Pro Forma or
   Actual Income?                                                           PRO FORMA                     PRO FORMA

                                              COMPARABLE                    COMPARABLE                   COMPARABLE
            DESCRIPTION                          I - 3                          I - 4                       I - 5
            -----------                       ----------                    ----------                   ----------
  Property Name                   Pleasant Hills Villas         Rancho Del Ray Apts            Conejo Villas Apartments
LOCATION:
  Address                         5550 Pleasant Hill Ave        2701 N Decatur Blvd            5060 W. Hacienda Ave
  City, State                     Las Vegas, NV                 Las Vegas, NV                  Las Vegas, NV
  County                          Clark                         Clark                          Clark
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          165,992                       163,840                        213,624
  Year Built                      1988                          1996                           1999
  Number of Units                 172                           192                            252
  Unit Mix:                       Type               Total      Type            Total          Type                Total
                                  1Br                  60       1Br               80           1Br                  72
                                  2Br                 112       2Br               96           2Br                  180
                                                                3Br               16

  Average Unit Size (SF)          965                           853                            848
  Land Area (Acre)                8.3900                        8.7500                         13.2100
  Density (Units/Acre)            20.5                          21.9                           19.1
  Parking Ratio (Spaces/Unit)     2.16                          1.78                           1.50
  Parking Type (Gr., Cov., etc.)  Open, Covered                 Garage, Open, Covered          Open, Covered
CONDITION:                        Very Good                     Very Good                      Very Good
APPEAL:                           Average                       Fair                           Very Good
AMENITIES:
  Pool/Spa
  Gym Room
  Laundry Room
  Secured Parking
  Sport Courts
  Washer/Dryer Connection

OCCUPANCY:                        92%                           92%                            91%
TRANSACTION DATA:

  Sale Date                       April, 2002                   April, 2002                    March, 2002
  Sale Price ($)                  $8,700,000                    $10,500,000                    $15,550,000
  Grantor                         Royal Pleasant Hill LLC       Rancho Del Rey                 Conejo Apartments

  Grantee                         Pleasant Hill Villas          Rancho Del Ray Apartments      Conejo Villas Apartments LP

  Sale Documentation
  Verification
  Telephone Number

  ESTIMATED PRO-FORMA:              Total $      $/Unit   $/SF     Total $     $/Unit   $/SF     Total $      $/Unit     $/SF
  Potential Gross Income          $1,360,000     $7,907  $8.19   $1,703,520    $8,873  $10.40   $2,257,200    $8,957    $10.57
  Vacancy/Credit Loss             $  108,800     $  633  $0.66   $  136,282    $  710  $ 0.83   $  203,148    $  806    $ 0.95
  Effective Gross Income          $1,251,200     $7,274  $7.54   $1,567,238    $8,163  $ 9.57   $2,054,052    $8,151    $ 9.62
  Operating Expenses              $  533,200     $3,100  $3.21   $  623,457    $3,247  $ 3.81   $  718,918    $2,853    $ 3.37
  Net Operating Income            $  718,000     $4,174  $4.33   $  943,781    $4,916  $ 5.76   $1,335,134    $5,298    $ 6.25
NOTES:

  PRICE PER UNIT                              $50,581                        $54,688                       $61,706
  PRICE PER SQUARE FOOT                       $ 52.41                        $ 64.09                       $ 72.79
  EXPENSE RATIO                                  42.6%                          39.8%                         35.0%
  EGIM                                           6.95                           6.70                          7.57
  OVERALL CAP RATE                               8.25%                          8.99%                         8.59%
  Cap Rate based on Pro Forma or
   Actual Income?                       PRO FORMA                       PRO FORMA                       PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
TORREY PINES, LAS VEGAS, NEVADA

                             [IMPROVED SALES MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $50,581 to $81,569 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $45,523 to $48,941 per unit with a mean or average adjusted price of $46,693 per unit. The median adjusted price is $46,280 per unit. Based on the following analysis, we have concluded to a value of $47,000 per unit, which results in an "as is" value of $9,200,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
TORREY PINES, LAS VEGAS, NEVADA

SALES ADJUSTMENT GRID

                                            COMPARABLE      COMPARABLE        COMPARABLE     COMPARABLE      COMPARABLE
     DESCRIPTION             SUBJECT          I - 1            I - 2            I - 3          I - 4           I - 5
     -----------             -------        ----------      ----------        ----------     ----------      -----------
Property Name           Torrey Pines       San Michele     Alicante Villa   Pleasant Hills  Rancho Del      Conejo Villas
                                                           Apt Homes        Villas          Ray Apts        Apartments

Address                 1200 S.            5800 W. Lake    4370 S. Grand    5550            2701 N          5060 W.
                        Torrey Pines       Mead Blvd       Canyon Dr        Pleasant        Decatur         Hacienda Ave
                                                                            Hill Ave        Blvd

City                    Las Vegas, Nevada  Las Vegas, NV   Las Vegas, NV    Las Vegas, NV   Las Vegas, NV   Las Vegas, NV
Sale Date                                  November,2002   September,2002   April, 2002     April, 2002     March, 2002
Sale Price ($)                             $11,750,000     $18,924,000      $8,700,000      $10,500,000     $15,550,000
Net Rentable Area (SF)  168,248            174,152         253,432          165,992         163,840         213,624
Number of Units         200                216             232              172             192             252
Price Per Unit                             $54,398         $81,569          $50,581         $54,688         $61,706
Year Built              1981               1997            2001             1988            1996            1999
Land Area (Acre)        8.9500             8.5200          11.9200          8.3900          8.7500          13.2100

VALUE ADJUSTMENTS            DESCRIPTION         DESCRIPTION     ADJ.    DESCRIPTION      ADJ.  DESCRIPTION        ADJ
Property Rights Conveyed  Fee Simple Estate   Fee Simple Estate   0%   Fee Simple Estate   0%   Fee Simple Estate   0%
Financing                                     Cash To Seller      0%   Cash To Seller      0%   Cash To Seller      0%
Conditions of Sale                            Arm's Length        0%   Arm's Length        0%   Arm's Length        0%
Date of Sale (Time)                           11-2002             0%   09-2002             0%   04-2002             0%
VALUE AFTER TRANS.
ADJUST. ($/UNIT)                                      $54,398                   $81,569             $50,581

VALUE ADJUSTMENTS            DESCRIPTION          DESCRIPTION      ADJ.    DESCRIPTION       ADJ.
Property Rights Conveyed  Fee Simple Estate      Fee Simple Estate  0%   Fee Simple Estate   0%
Financing                                        Cash To Seller     0%   Cash To Seller      0%
Conditions of Sale                               Arm's Length       0%   Arm's Length        0%
Date of Sale (Time)                              04-2002            0%   03-2002             0%
VALUE AFTER TRANS.
ADJUST. ($/UNIT)                                        $54,688                 $61,706

Location                      Comparable    0%   Superior        -10%   Superior         -10   Comparable         0%
Number of Units         200   216           0%   232               0%   172                0%  192                0%
Quality / Appeal        Good  Superior     -5%   Superior        - 5%   Comparable         0%  Comparable         0%
Age / Condition         1981  1997/Good   -10%   2001/Very Good  -15%   1988/Very Good   - 5%  1996/Very Good   -10%
Occupancy at Sale       83%   91%           0%   92%               0%   92%                0%  92%                0%
Amenities               Good  Comparable    0%   Superior        - 5%   Comparable         0%  Superior         - 5%
Average Unit Size (SF)  841   806           0%   1,092           - 5%   965                5%  853                0%
PHYSICAL ADJUSTMENT                       -15%                   -40%                    -10%                   -15%
FINAL ADJUSTED VALUE
($/UNIT)                       $46,238           $48,941            $45,523         $46,484            $46,280

Location                    Superior         -10%
Number of Units             252                0%
Quality/Appeal              Superior         - 5%
Age/Condition               1999/Very Good   -15%
Occupancy at Sale           91%               10%
Amenities                   Comparable         0%
Average Unit Size (SF)      848              - 5%
PHYSICAL ADJUSTMENT                          -25%
FINAL ADJUSTED VALUE
($/UNIT)

SUMMARY

VALUE RANGE (PER UNIT)       $45,523     TO     $48,941
MEAN (PER UNIT)              $46,693
MEDIAN (PER UNIT)            $46,280
VALUE CONCLUSION (PER UNIT)  $47,000

VALUE OF IMPROVEMENT & MAIN SITE                               $ 9,400,000
   LESS: LEASE-UP COST                                         -$  113,000
   PV OF CONCESSIONS                                           -$  129,000
VALUE INDICATED BY SALES COMPARISON APPROACH                    $9,158,000
ROUNDED                                                         $9,200,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
TORREY PINES, LAS VEGAS, NEVADA

                                                  NOI PER UNIT COMPARISON
COMPARABLE    NO. OF    SALE PRICE                NOI/           SUBJECT NOI      ADJUSTMENT       INDICATED
   NO.        UNITS     PRICE/UNIT    OAR%      NOI/UNIT       SUBJ. NOI/UNIT       FACTOR         VALUE/UNIT
----------    ------    -----------   -----    ----------      -------------      ----------       ----------
  I-1          216      $11,750,000   9.62%    $1,130,903        $  828,696         0.791           $43,050
                        $    54,398            $    5,236        $    4,143
  I-2          232      $18,924,000   8.59%    $1,625,402        $  828,696         0.591           $48,241
                        $    81,569            $    7,006        $    4,143
  I-3          172      $ 8,700,000   8.25%    $  718,000        $  828,696         0.993           $50,206
                        $    50,581            $    4,174        $    4,143
  I-4          192      $10,500,000   8.99%    $  943,781        $  828,696         0.843           $46,098
                        $    54,688            $    4,916        $    4,143
  I-5          252      $15,550,000   8.59%    $1,335,134        $  828,696         0.782           $48,258
                        $    61,706            $    5,298        $    4,143

                  PRICE/UNIT
---------------------------------------------
  Low          High      Average       Median
$43,050      $50,206     $47,171      $48,241

VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
------------------------------------------------
Estimated Price Per Unit             $    48,000
Number of Units                              200

Value                                $ 9,600,000
  Less: Lease-Up Cost               -$   113,000
  PV of Concessions                 -$   129,000
                                    ------------
Value Based on NOI Analysis          $ 9,358,000
                       Rounded       $ 9,400,000

The adjusted sales indicate a range of value between $43,050 and $50,206 per unit, with an average of $47,171 per unit. Based on the subject's competitive position within the improved sales, a value of $48,000 per unit is estimated. This indicates an "as is" market value of $9,400,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
TORREY PINES, LAS VEGAS, NEVADA

                          EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON
                          --------------------------------------------
COMPARABLE  NO. OF  SALE PRICE      EFFECTIVE   OPERATING               SUBJECT
   NO.      UNITS   PRICE/UNIT    GROSS INCOME   EXPENSE       OER    PROJECTED OER  EGIM
----------  ------  -----------   ------------  ---------    ------   -------------  ----
   I-1        216   $11,750,000   $  1,617,034  $ 486,131    30.06%                  7.27
                    $    54,398
   I-2        232   $18,924,000   $  2,361,360  $ 735,958    31.17%                  8.01
                    $    81,569
   I-3        172   $ 8,700,000   $  1,251,200  $ 533,200    42.62%      42.51%      6.95
                    $    50,581
   I-4        192   $10,500,000   $  1,567,238  $ 623,457    39.78%                  6.70
                    $    54,688
   I-5        252   $15,550,000   $  2,054,052  $ 718,918    35.00%                  7.57
                    $    61,706

                        EGIM
                        ----
Low               High    Average          Median
---               ----    -------          ------
6.70              8.01    7.30             7.27

VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
--------------------------------------------------
Estimate EGIM                                 6.50
Subject EGI                             $1,511,048
Value                                   $9,821,812
   Less: Lease-Up Cost                 -$  113,000
   PV of Concessions                   -$  129,000
                                       -----------
Value Based on EGIM Analysis            $9,579,812
                           Rounded      $9,600,000
              Value Per Unit            $   48,000

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 42.51% before reserves. The comparable sales indicate a range of expense ratios from 30.06% to 42.62%, while their EGIMs range from 6.70 to 8.01. Overall, we conclude to an EGIM of 6.50, which results in an "as is" value estimate in the EGIM Analysis of $9,600,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $9,400,000.

Price Per Unit                                        $9,200,000
NOI Per Unit                                          $9,400,000
EGIM Analysis                                         $9,600,000

Sales Comparison Conclusion                           $9,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
TORREY PINES, LAS VEGAS, NEVADA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
TORREY PINES, LAS VEGAS, NEVADA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                SUMMARY OF ACTUAL AVERAGE RENTS
                -------------------------------
            Unit Area           Average
                          -------------------
Unit Type   (Sq. Ft.)     Per Unit     Per SF   % Occupied
---------   ---------     --------     ------   ----------
1Br/1Ba        700         $ 555       $0.79       84.1%
2Br/1Ba        816         $ 634       $0.78       80.0%
2Br/2Ba        978         $ 635       $0.65       82.8%
3Br/2Ba       1194         $ 876       $0.73      100.0%
3Br/2Ba       1444         $ 876       $0.61       75.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
TORREY PINES, LAS VEGAS, NEVADA

                                 RENT ANALYSIS

                                                                COMPARABLE RENTS
                                               --------------------------------------------------
                                                  R-1      R-2        R-3       R-4        R-5
                                                  ---      ---        ---       ---        ---
                                                Alpine   Tiffany   Vista Del   Sahara     Silver
                                                Village   Place       Rey      Palms      Shadow
                                               --------  --------  ---------  --------   --------
                                                             COMPARISON TO SUBJECT
                  SUBJECT   SUBJECT  SUBJECT   --------------------------------------------------
                    UNIT    ACTUAL    ASKING   Slightly
  DESCRIPTION      TYPE      RENT     RENT     Superior  Superior  Superior   Superior   Superior    MIN     MAX    MEDIAN  AVERAGE
  -----------     -------   -------  -------   --------  --------  --------   --------   --------   ------  ------  ------  -------
Monthly Rent      1Br/1Ba   $   555  $   570   $    570  $    665  $    650   $    580   $    705   $  570  $  705  $  650  $   634
Unit Area (SF)                  700      700        680       750       700        680        686      680     750     686      699
Monthly Rent Per            $  0.79  $  0.81   $   0.84  $   0.89  $   0.93   $   0.85   $   1.03   $ 0.84  $ 1.03  $ 0.89  $  0.91
Sq. Ft.

Monthly Rent      2Br/1Ba   $   634  $   640   $    640  $    765  $    750   $    670              $  640  $  765  $  710  $   706
Unit Area (SF)                  816      816        890     1,150       900        816                 816   1,150     895      939
Monthly Rent Per            $  0.78  $  0.78   $   0.72  $   0.67  $   0.83   $   0.82              $ 0.67  $ 0.83  $ 0.77  $  0.76
Sq. Ft.

Monthly Rent      2Br/2Ba   $   635  $   670   $    810  $    900  $    860   $    690   $    835   $  690  $  900  $  835  $   819
Unit Area (SF)                  978      978        802     1,250     1,076        910      1,030      802   1,250   1,030    1,014
Monthly Rent Per            $  0.65  $  0.69   $   1.01  $   0.72  $   0.80   $   0.76   $   0.81   $ 0.72  $ 1.01  $ 0.80  $  0.82
Sq. Ft.

Monthly Rent      3Br/2Ba   $   876  $   859                                  $    900              $  900  $  900  $  900  $   900
Unit Area (SF)                1,194    1,194                                     1,194               1,194   1,194   1,194    1,194
Monthly Rent Per            $  0.73  $  0.72                                  $   0.75              $ 0.75  $ 0.75  $ 0.75  $  0.75
Sq. Ft.

Monthly Rent      3Br/2Ba   $   876  $   959                                  $    990   $    935   $  935  $  990  $  963  $   963
Unit Area (SF)                1,444    1,444                                     1,444      1,113    1,113   1,444   1,279    1,279
Monthly Rent Per            $  0.61  $  0.66                                  $   0.69   $   0.84   $ 0.69  $ 0.84  $ 0.76  $  0.76
Sq. Ft.

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                             Market Rent
                            Unit Area    -----------------   Monthly     Annual
Unit Type  Number of Units  (Sq. Ft.)    Per Unit   Per SF    Income     Income
---------  ---------------  ---------    --------   ------  ---------  ----------
 1Br/1Ba         88             700      $    570   $ 0.81  $  50,160  $  601,920
 2Br/1Ba         40             816      $    630   $ 0.77  $  25,200  $  302,400
 2Br/2Ba         60             978      $    660   $ 0.67  $  39,600  $  475,200
 3Br/2Ba          8           1,194      $    855   $ 0.72  $   6,840  $   82,080
 3Br/2Ba          4           1,444      $    940   $ 0.65  $   3,760  $   45,120
                                                    Total   $ 125,560  $1,506,720

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
TORREY PINES, LAS VEGAS, NEVADA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                            FISCAL YEAR 2000      FISCAL YEAR 2001      FISCAL YEAR 2002      FISCAL YEAR 2003
                                  ACTUAL                ACTUAL              ACTUAL           MANAGEMENT BUDGET
                          --------------------  --------------------  --------------------  --------------------
     DESCRIPTION             TOTAL    PER UNIT    TOTAL     PER UNIT    TOTAL     PER UNIT    TOTAL     PER UNIT
     -----------             -----    --------    -----     --------    -----     --------    -----     --------
Revenues
  Rental Income           $1,477,258  $  7,386  $1,532,004  $  7,660  $1,522,243  $  7,611  $1,503,072  $  7,515
  Vacancy                 $  100,122  $    501  $  103,063  $    515  $  130,440  $    652  $   90,000  $    450
  Credit                  $   30,418  $    152  $   47,677  $    238  $   53,334  $    267  $   31,950  $    160
  Loss/Concessions
   Subtotal               $  130,540  $    653  $  150,740  $    754  $  183,774  $    919  $  121,950  $    610
  Laundry Income          $   16,792  $     84  $   14,272  $     71  $   15,615  $     78  $   18,980  $     95
  Garage Revenue          $        0  $      0  $        0  $      0  $        0  $      0  $        0  $      0
  Other Misc. Revenue     $   58,879  $    294  $   95,900  $    480  $  139,345  $    697  $  125,140  $    626
   Subtotal Other Income  $   75,671  $    378  $  110,172  $    551  $  154,960  $    775  $  144,120  $    721
Effective Gross Income    $1,422,389  $  7,112  $1,491,436  $  7,457  $1,493,429  $  7,467  $1,525,242  $  7,626
Operating Expenses
  Taxes                   $   89,254  $    446  $   87,986  $    440  $   91,323  $    457  $   94,876  $    474
  Insurance               $   17,502  $     88  $   40,173  $    201  $   32,220  $    161  $   32,919  $    165
  Utilities               $  118,669  $    593  $  115,761  $    579  $  114,663  $    573  $  102,450  $    512
  Repair & Maintenance    $   38,407  $    192  $   25,793  $    129  $   40,517  $    203  $   23,700  $    119
  Cleaning                $   54,993  $    275  $   60,111  $    301  $   58,562  $    293  $   41,400  $    207
  Landscaping             $   29,564  $    148  $   27,278  $    136  $        0  $      0  $   77,246  $    386
  Security                $    8,175  $     41  $   11,333  $     57  $   12,046  $     60  $        0  $      0
  Marketing & Leasing     $   29,869  $    149  $   25,708  $    129  $   31,326  $    157  $   32,535  $    163
  General Administrative  $  173,316  $    867  $  207,031  $  1,035  $  177,662  $    888  $  187,239  $    936
  Management              $   72,623  $    363  $   73,944  $    370  $   73,446  $    367  $   76,262  $    381
  Miscellaneous           $        0  $      0  $        0  $      0  $        0  $      0  $        0  $      0
Total Operating Expenses  $  632,372  $  3,162  $  675,118  $  3,376  $  631,765  $  3,159  $  668,627  $  3,343
  Reserves                $        0  $      0  $        0  $      0  $        0  $      0  $        0  $      0
Net Income                $  790,017  $  3,950  $  816,318  $  4,082  $  861,664  $  4,308  $  856,615  $  4,283

                                ANNUALIZED 2003
                                  PROJECTION              AAA PROJECTION
                            --------------------  -----------------------------
     DESCRIPTION             TOTAL      PER UNIT     TOTAL     PER UNIT    %
     -----------             -----      --------     -----     --------   ---
Revenues
  Rental Income             $1,535,460  $  7,677  $1,506,720   $  7,534  100.0%
  Vacancy                   $  197,652  $    988  $  120,538   $    603    8.0%
  Credit                    $  115,388  $    577  $   30,134   $    151    2.0%
  Loss/Concessions
   Subtotal                 $  313,040  $   1,56  $  150,672   $    753   10.0%
  Laundry Income            $   15,164  $     76  $   15,000   $     75    1.0%
  Garage Revenue            $        0  $      0  $        0   $      0    0.0%
  Other Misc. Revenue       $  161,004  $    805  $  140,000   $    700    9.3%
   Subtotal Other Income    $  176,168  $    881  $  155,000   $    775   10.3%
Effective Gross Income      $1,398,588  $  6,993  $1,511,048   $  7,555  100.0%
Operating Expenses
  Taxes                     $   93,156  $    466  $   89,800   $    449    5.9%
  Insurance                 $   32,140  $    161  $   32,000   $    160    2.1%
  Utilities                 $  118,436  $    592  $  105,000   $    525    6.9%
  Repair & Maintenance      $   59,568  $    298  $   41,000   $    205    2.7%
  Cleaning                  $   59,236  $    296  $   56,000   $    280    3.7%
  Landscaping               $   19,616  $     98  $   20,000   $    100    1.3%
  Security                  $   10,944  $     55  $   11,000   $     55    0.7%
  Marketing & Leasing       $   30,700  $    154  $   32,000   $    160    2.1%
  General Administrative    $  221,196  $   1,10  $  180,000   $    900   11.9%
  Management                $   71,972  $    360  $   75,552   $    378    5.0%
  Miscellaneous             $        0  $      0  $        0   $      0    0.0%
Total Operating Expenses    $  716,964  $  3,585  $  642,352   $  3,212   42.5%
  Reserves                  $        0  $      0  $   40,000   $    200    6.2%
Net Income                  $  681,624  $  3,408  $  828,696   $  4,143   54.8%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
TORREY PINES, LAS VEGAS, NEVADA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                    KORPACZ NATIONAL INVESTOR SURVEY
                             1ST QUARTER 2003
                        NATIONAL APARTMENT MARKET
--------------------------------------------------------------
                           CAPITALIZATION RATES
            --------------------------------------------------
                    GOING-IN                      TERMINAL
            --------------------------------------------------
             LOW            HIGH             LOW         HIGH
--------------------------------------------------------------
RANGE       6.00%          10.00%           7.00%       10.00%
AVERAGE            8.14%                           8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
TORREY PINES, LAS VEGAS, NEVADA

                     SUMMARY OF OVERALL
                    CAPITALIZATION RATES
---------------------------------------------------------------
COMP. NO.       SALE DATE      OCCUP      PRICE/UNIT       OAR
---------       ---------      -----      ----------      -----
  I-1            Nov-02         91%       $   54,398      9.62%
  I-2            Sep-02         92%       $   81,569      8.59%
  I-3            Apr-02         92%       $   50,581      8.25%
  I-4            Apr-02         92%       $   54,688      8.99%
  I-5            Mar-02         91%       $   61,706      8.59%

                                               High       9.62%
                                                Low       8.25%
                                            Average       8.81%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $8,800,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
TORREY PINES, LAS VEGAS, NEVADA

approximately 40% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
TORREY PINES, LAS VEGAS, NEVADA

DISCOUNTED CASH FLOW ANALYSIS

                                                   TORREY PINES
                                                   ------------
          YEAR               APR-2004     APR-2005     APR-2006     APR-2007     APR-2008     APR-2009
       FISCAL YEAR              1            2            3            4            5            6
-------------------------------------------------------------------------------------------------------
REVENUE

 Base Rent                  $1,506,720   $1,551,922   $1,598,479   $1,646,434   $1,695,827   $1,746,701
 Vacancy                    $  221,071   $  160,536   $  127,878   $  131,715   $  135,666   $  139,736
 Credit Loss                $   30,134   $   31,038   $   31,970   $   32,929   $   33,917   $   34,934
 Concessions                $  144,000   $        0   $        0   $        0   $        0   $        0
   Subtotal                 $  395,205   $  191,574   $  159,848   $  164,643   $  169,583   $  174,670
 Laundry Income             $   15,000   $   15,450   $   15,914   $   16,391   $   16,883   $   17,389
 Garage Revenue             $        0   $        0   $        0   $        0   $        0   $        0
 Other Misc. Revenue        $  140,000   $  144,200   $  148,526   $  152,982   $  157,571   $  162,298
   Subtotal Other Income    $  155,000   $  159,650   $  164,440   $  169,373   $  174,454   $  179,687

EFFECTIVE GROSS INCOME      $1,266,515   $1,519,997   $1,603,071   $1,651,163   $1,700,698   $1,751,719

OPERATING EXPENSES:

 Taxes                      $   89,800   $   92,494   $   95,269   $   98,127   $   101,07   $   104,10
 Insurance                  $   32,000   $   32,960   $   33,949   $   34,967   $   36,016   $   37,097
 Utilities                  $  105,000   $  108,150   $  111,395   $  114,736   $  118,178   $  121,724
 Repair & Maintenance       $   41,000   $   42,230   $   43,497   $   44,802   $   46,146   $   47,530
 Cleaning                   $   56,000   $   57,680   $   59,410   $   61,193   $   63,028   $   64,919
 Landscaping                $   20,000   $   20,600   $   21,218   $   21,855   $   22,510   $   23,185
 Security                   $   11,000   $   11,330   $   11,670   $   12,020   $   12,381   $   12,752
 Marketing & Leasing        $   32,000   $   32,960   $   33,949   $   34,967   $   36,016   $   37,097
 General Administrative     $  180,000   $  185,400   $  190,962   $  196,691   $  202,592   $  208,669
 Management                 $   63,326   $   76,000   $   80,154   $   82,558   $   85,035   $   87,586
 Miscellaneous              $        0   $        0   $        0   $        0   $        0   $        0

TOTAL OPERATING EXPENSES    $  630,126   $  659,804   $  681,472   $  701,916   $  722,973   $  744,662

 Reserves                   $   40,000   $   41,200   $   42,436   $   43,709   $   45,020   $   46,371

NET OPERATING INCOME        $  596,389   $  818,993   $  879,163   $  905,538   $  932,704   $  960,685

 Operating Expense Ratio
 (% of EGI)                       49.8%        43.4%        42.5%        42.5%        42.5%        42.5%
 Operating Expense Per
 Unit                       $    3,151   $    3,299   $    3,407   $    3,510   $    3,615   $    3,723

                                              TORREY PINES
                                              ------------
          YEAR                 APR-2010     APR-2011     APR-2012     APR-2013     APR-2014
       FISCAL YEAR                7            8             9           10           11
--------------------------------------------------------------------------------------------
REVENUE

 Base Rent                    $1,799,102   $1,853,076   $1,908,668   $1,965,928   $2,024,906
 Vacancy                      $  143,928   $  148,246   $  152,693   $  157,274   $  161,992
 Credit Loss                  $   35,982   $   37,062   $   38,173   $   39,319   $   40,498
 Concessions                  $        0   $        0   $        0   $        0   $        0
   Subtotal                   $  179,910   $  185,308   $  190,867   $  196,593   $  202,491
 Laundry Income               $   17,911   $   18,448   $   19,002   $   19,572   $   20,159
 Garage Revenue               $        0   $        0   $        0   $        0   $        0
 Other Misc. Revenue          $  167,167   $  172,182   $  177,348   $  182,668   $  188,148
   Subtotal Other Income      $  185,078   $  190,630   $  196,349   $  202,240   $  208,307

EFFECTIVE GROSS INCOME        $1,804,270   $1,858,398   $1,914,150   $1,971,575   $2,030,722

OPERATING EXPENSES:

 Taxes                        $  107,226   $  110,443   $  113,756   $  117,169   $  120,684
 Insurance                    $   38,210   $   39,356   $   40,537   $   41,753   $   43,005
 Utilities                    $  125,375   $  129,137   $  133,011   $  137,001   $  141,111
 Repair & Maintenance         $   48,956   $   50,425   $   51,938   $   53,496   $   55,101
 Cleaning                     $   66,867   $   68,873   $   70,939   $   73,067   $   75,259
 Landscaping                  $   23,881   $   24,597   $   25,335   $   26,095   $   26,878
 Security                     $   13,135   $   13,529   $   13,934   $   14,353   $   14,783
 Marketing & Leasing          $   38,210   $   39,356   $   40,537   $   41,753   $   43,005
 General Administrative       $  214,929   $  221,377   $  228,019   $  234,859   $  241,905
 Management                   $   90,214   $   92,920   $   95,708   $   98,579   $  101,536
 Miscellaneous                $        0   $        0   $        0   $        0   $        0

TOTAL OPERATING EXPENSES      $  767,002   $  790,012   $  813,713   $  838,124   $  863,268

 Reserves                     $   47,762   $   49,195   $   50,671   $   52,191   $   53,757

NET OPERATING INCOME          $  989,506   $1,019,191   $1,049,767   $1,081,260   $1,113,698

 Operating Expense Ratio
 (% of EGI)                         42.5%        42.5%        42.5%        42.5%        42.5%
 Operating Expense Per
 Unit                         $    3,835   $    3,950   $    4,069   $    4,191   $    4,316

Estimated Stabilized NOI      $ 828,696    Sales Expense Rate    2.00%
Months to Stabilized                 24    Discount Rate        12.00%
Stabilized Occupancy               92.0%   Terminal Cap Rate    10.00%

                                "DCF" Value Analysis
Gross Residual Sale Price    $ 11,136,976    Deferred Maintenance       $         0
   Less: Sales Expense       $    222,740    Add: Excess Land           $         0
                             ------------
Net Residual Sale Price      $ 10,914,236    Other Adjustments          $         0
                                                                        -----------
PV of Reversion              $  3,514,092    Value Indicated By "DCF"   $ 8,822,781
Add: NPV of NOI              $  5,308,689          Rounded              $ 8,800,000
                             ------------
PV Total                     $  8,822,781

                                              "DCF" VALUE SENSITIVITY TABLE
                                              -----------------------------
                                                      DISCOUNT RATE
                     ----------------------------------------------------------------------------------------
       TOTAL VALUE                11.50%       11.75%              12.00%             12.25%         12.50%
-------------------------------------------------------------------------------------------------------------
TERMINAL CAP RATE     9.50%     $9,306,197   $9,155,339          $9,007,733         $8,863,299     $8,721,958
                      9.75%     $9,207,010   $9,058,348          $8,912,886         $8,770,543     $8,631,243
                     10.00%     $9,112,782   $8,966,207          $8,822,781         $8,682,425     $8,545,063
                     10.25%     $9,023,150   $8,878,561          $8,737,071         $8,598,605     $8,463,088
                     10.50%     $8,937,787   $8,795,088          $8,655,443         $8,518,777     $8,385,016

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
TORREY PINES, LAS VEGAS, NEVADA

INCOME LOSS DURING LEASE-UP

The subject is currently 83% occupied, below our stabilized occupancy projection. We have estimated a 24-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $113,000 as shown in the following table.

         DESCRIPTION                        YEAR 1       YEAR 2
"As Is" Net Operating Income               $596,389     $818,993
Stabilized Net Operating Income            $691,896     $853,556
                                           --------     --------
Difference                                 $ 95,507     $ 34,563

PV of Income Loss During Lease-Up          $112,827

                        Rounded            $113,000

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $129,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
TORREY PINES, LAS VEGAS, NEVADA

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
TORREY PINES, LAS VEGAS, NEVADA

                                        TORREY PINES

                                                        TOTAL            PER SQ. FT.  PER UNIT    % OF EGI
                                                     -----------         -----------  --------    --------
REVENUE
        Base Rent                                    $ 1,506,720         $      8.96  $  7,534

        Less: Vacancy & Collection Loss     10.00%   $   150,672         $      0.90  $    753

        Plus: Other Income
           Laundry Income                            $    15,000         $      0.09  $     75      0.99%
           Garage Revenue                            $         0         $      0.00  $      0      0.00%
           Other Misc. Revenue                       $   140,000         $      0.83  $    700      9.27%
                                                     -----------         -----------  --------    ------
              Subtotal Other Income                  $   155,000         $      0.92  $    775     10.26%

EFFECTIVE GROSS INCOME                               $ 1,511,048         $      8.98  $  7,555

OPERATING EXPENSES:

        Taxes                                        $    89,800         $      0.53  $    449      5.94%
        Insurance                                    $    32,000         $      0.19  $    160      2.12%
        Utilities                                    $   105,000         $      0.62  $    525      6.95%
        Repair & Maintenance                         $    41,000         $      0.24  $    205      2.71%
        Cleaning                                     $    56,000         $      0.33  $    280      3.71%
        Landscaping                                  $    20,000         $      0.12  $    100      1.32%
        Security                                     $    11,000         $      0.07  $     55      0.73%
        Marketing & Leasing                          $    32,000         $      0.19  $    160      2.12%
        General Administrative                       $   180,000         $      1.07  $    900     11.91%
        Management                          5.00%    $    75,552         $      0.45  $    378      5.00%
        Miscellaneous                                $         0         $      0.00  $      0      0.00%

TOTAL OPERATING EXPENSES                             $   642,352         $      3.82  $  3,212     42.51%

        Reserves                                     $    40,000         $      0.24  $    200      2.65%
                                                     -----------         -----------  --------    ------
NET OPERATING INCOME                                 $   828,696         $      4.93  $  4,143     54.84%

        "GOING IN" CAPITALIZATION RATE                      9.50%

        VALUE INDICATION                             $ 8,723,112         $     51.85  $ 43,616

        LESS: LEASE-UP COST                         ($   113,000)

        PV OF CONCESSIONS                           ($   129,000)

        "AS IS" VALUE INDICATION
            (DIRECT CAPITALIZATION APPROACH)         $ 8,481,112

                                     ROUNDED         $ 8,500,000         $     50.52  $ 42,500

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
TORREY PINES, LAS VEGAS, NEVADA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE
--------------------------------------------------------------------------
CAP RATE             VALUE          ROUNDED          $/UNIT          $/SF
--------------------------------------------------------------------------
  8.75%           $9,228,807       $9,200,000       $46,000         $54.68
  9.00%           $8,965,729       $9,000,000       $45,000         $53.49
  9.25%           $8,716,871       $8,700,000       $43,500         $51.71
  9.50%           $8,481,112       $8,500,000       $42,500         $50.52
  9.75%           $8,257,442       $8,300,000       $41,500         $49.33
 10.00%           $8,044,956       $8,000,000       $40,000         $47.55
 10.25%           $7,842,835       $7,800,000       $39,000         $46.36

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $8,500,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis               $8,800,000
Direct Capitalization Method                $8,500,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $8,800,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
TORREY PINES, LAS VEGAS, NEVADA

                        RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                        Not Utilized
Sales Comparison Approach                            $  9,400,000
Income Approach                                      $  8,800,000
Reconciled Value                                     $  9,000,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 8, 2003 the market value of the fee simple estate in the property is:

                                   $9,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
TORREY PINES, LAS VEGAS, NEVADA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
TORREY PINES, LAS VEGAS, NEVADA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
TORREY PINES, LAS VEGAS, NEVADA

                              SUBJECT PHOTOGRAPHS

                       [PICTURE]                         [PICTURE]

                 EXTERIOR - APARTMENT             EXTERIOR - WINDOW PANE

                       [PICTURE]                         [PICTURE]

                   INTERIOR - FLOOR               EXTERIOR - PARKING LOT

                       [PICTURE]                         [PICTURE]

               EXTERIOR - SWIMMING POOL        EXTERIOR - APARTMENT BUILDING

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
TORREY PINES, LAS VEGAS, NEVADA

                              SUBJECT PHOTOGRAPHS

                   [PICTURE]                                [PICTURE]

         EXTERIOR - APARTMENT BUILDING                INTERIOR - LIVING ROOM

                   [PICTURE]                                [PICTURE]

             EXTERIOR - STAIR CASE                EXTERIOR - APARTMENT BUILDING

                   [PICTURE]                                [PICTURE]

              INTERIOR-LIVING ROOM                      INTERIOR - KITCHEN

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TORREY PINES, LAS VEGAS, NEVADA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TORREY PINES, LAS VEGAS, NEVADA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

                                 COMPARABLE I-1
                                  SAN MICHELE
                             5800 W. Lake Mead Blvd
                                 Las Vegas, NV

                                    [PICTURE]

                                 COMPARABLE I-2
                            ALICANTE VILLA APT HOMES
                             4370 S. Grand Canyon Dr
                                  Las Vegas, NV

                                       N/A

                                 COMPARABLE I-3
                              PLEASANT HILLS VILLAS
                             5550 Pleasant Hill Ave
                                  Las Vegas, NV

                                    [PICTURE]

                                 COMPARABLE I-4
                              RANCHO DEL RAY APTS
                              2701 N Decatur Blvd
                                 Las Vegas, NV

                                    [PICTURE]

                                 COMPARABLE I-5
                            CONEJO VILLAS APARTMENTS
                              5060 W. Hacienda Ave
                                  Las Vegas, NV

                                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TORREY PINES, LAS VEGAS, NEVADA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                  COMPARABLE
        DESCRIPTION                    SUBJECT                                       R - 1
---------------------------   -------------------------                     -----------------------
   Property Name              Torrey Pines                                  Alpine Village
   Management Company
LOCATION:
   Address                    1200 S. Torrey Pines                          901 Brush St
   City, State                Las Vegas, Nevada                             Las Vegas, NV
   County                     Clark                                         Clark
   Proximity to Subject                                                     .5-mile north of the subject
PHYSICAL CHARACTERISTICS:
   Net Rentable Area (SF)     168,248                                       557,766
   Year Built                 1981                                          1978
   Effective Age              20                                            5
   Building Structure Type    Brick & wood siding walls;                    Brick & wood siding walls;
                              asphalt shingle roof                          asphalt shingle roof
   Parking Type (Gr.,
   Cov., etc.)                Garage, Open Covered                          Open, Covered
   Number of Units            200                                           560
   Unit Mix:                    Type      Unit  Qty  Mo  Rent                  Type     Unit   Qty    Mo
                              1 1Br/1Ba    700   88    $555                 1 1BD/1BH    680         $570
                              2 2Br/1Ba    816   40    $634                 2 1BD/1BH    890         $640
                              3 2Br/2Ba    978   60    $635                 3 2BD/2BH    960         $680
                              4 3Br/2Ba  1,194    8    $876                 3 3BD/1BH                $825
                              5 3Br/2Ba  1,444    4    $876                 3 3BD/2BH  1,445         $925
   Average Unit Size (SF)     841
   Unit Breakdown:              Efficiency  0%  2-Bedroom  39%                Efficiency  0%  2-Bedroom  38%
                                1-Bedroom  61%  3-Bedroom   0%                1-Bedroom  31%  3-Bedroom  16%
CONDITION:                    Good                                          Good
APPEAL:                       Average                                       Good
AMENITIES:
   Unit Amenities                   Attach. Garage       Vaulted Ceiling      X  Attach. Garage    X  Vaulted Ceiling
                                X   Balcony                                   X  Balcony           X
                                    Fireplace                                 X  Fireplace
                                X   Cable TV Ready                            X  Cable TV Ready
   Project Amenities            X   Swimming Pool                             X  Swimming Pool
                                X   Spa/Jacuzzi          Car Wash                Spa/Jacuzzi       X  Car Wash
                                    Basketball Court  X  BBQ Equipment        X  Basketball Court  X  BBQ Equipment
                                    Volleyball Court     Theater Room            Volleyball Court     Theater Room
                                    Sand Volley Ball  X  Meeting Hall         X  Sand Volley Ball  X  Meeting Hall
                                X   Tennis Court         Secured Parking      X  Tennis Court         Secured Parking
                                    Racquet Ball      X  Laundry Room            Racquet Ball      X  Laundry Room
                                    Jogging Track        Business Office      X  Jogging Track     X  Business Office
                                X   Gym Room                                  X  Gym Room
OCCUPANCY:                    83%                                           95%
LEASING DATA:
   Available Leasing Terms    6 to 15 Months                                6 to 15 Months
   Concessions                1 - 1 1/2 Months Free                         $399 move in special
   Pet Deposit                $300 - $500                                   $300 - $500
   Utilities Paid by Tenant:    X   Electric          X  Natural Gas          X  Electric          X  Natural Gas
                                X   Water                Trash                X  Water                Trash
   Confirmation               May 1, 2003; Joseph Beard (Property Manager)  Property Manager-Call Friday on this afternoon
   Telephone Number           (972)234-1231                                 702-870-3044
NOTES:                                                                      None
COMPARISON TO SUBJECT:                                                      Slightly Superior

                                    COMPARABLE                                      COMPARABLE
        DESCRIPTION                    R - 2                                          R - 3
---------------------------   -----------------------                        ------------------------
   Property Name              Tiffany Place                                  Vista Del Rey
   Management Company
LOCATION:
   Address                    5800 W. Charleston                             6701 Del Rey Ave
   City, State                Las Vegas, NV                                  Las Vegas, NV
   County                     Clark                                          Clarkc
   Proximity to Subject       .5-mile north of the subject                   1-mile south of the subject
PHYSICAL CHARACTERISTICS:
   Net Rentable Area (SF)     515,236                                        357,168
   Year Built                 1991                                           1988
   Effective Age              5                                              6
   Building Structure Type    Brick & wood siding walls;                     Brick & wood siding walls;
                              asphalt shingle roof                           asphalt shingle roof
   Parking Type (Gr.,
   Cov., etc.)                Open, Covered                                  Open, Covered
   Number of Units            182                                            144
   Unit Mix:                     Type     Unit  Qty   Mo                       Type      Unit Qty    Mo
                              1 1BR/1BA    750       $665                    1 1BR/1BA    700  32   $650
                              2 2BR/2BA  1,150       $765                    2 2BR/2BA    900  80   $750
                              3 3BD/2BA  1,250       $900                    3 3BR/2BA  1,076  32   $860


   Average Unit Size (SF)                                                    895
   Unit Breakdown:              Efficiency  0%  2-Bedroom  43%                 Efficiency  0%  2-Bedroom  56%
                                1-Bedroom  49%  3-Bedroom   8%                 1-Bedroom  22%  3-Bedroom  22%
CONDITION:                    Very Good                                      Very Good
APPEAL:                       Very Good                                      Very Good
AMENITIES:
   Unit Amenities               X  Attach. Garage    X  Vaulted Ceiling        X  Attach. Garage    X   Vaulted Ceiling
                                X  Balcony           X                         X  Balcony           X
                                X  Fireplace                                   X  Fireplace
                                X  Cable TV Ready                              X  Cable TV Ready
   Project Amenities            X  Swimming Pool                               X  Swimming Pool
                                   Spa/Jacuzzi       X  Car Wash                  Spa/Jacuzzi       X   Car Wash
                                X  Basketball Court  X  BBQ Equipment          X  Basketball Court  X  BBQ Equipment
                                   Volleyball Court     Theater Room              Volleyball Court     Theater Room
                                X  Sand Volley Ball  X  Meeting Hall           X  Sand Volley Ball  X  Meeting Hall
                                X  Tennis Court         Secured Parking        X  Tennis Court         Secured Parking
                                   Racquet Ball      X  Laundry Room              Racquet Ball      X  Laundry Room
                                X  Jogging Track     X  Business Office        X  Jogging Track     X  Business Office
                                X  Gym Room                                    X  Gym Room
OCCUPANCY:                    98%                                            96%
LEASING DATA:
   Available Leasing Terms    6 to 15 Months                                 6 to 15 Months
   Concessions                1 - 1 1/2 Months Free                          1 - 1 1/2 Months Free
   Pet Deposit                $300 - $500                                    $300 - $500
   Utilities Paid by Tenant:    X  Electric          X  Natural Gas            X  Electric          X  Natural Gas
                                   Water                Trash                  X  Water                Trash
   Confirmation               Property Manager-Call Friday Allsion Property  Property Manager-Call later this afternoon
   Telephone Number           702-258-4404                                   702-258-7368
NOTES:                        None
COMPARISON TO SUBJECT:        Superior                                       Superior

                                    COMPARABLE                                  COMPARABLE
        DESCRIPTION                   R - 4                                       R - 5
---------------------------   ----------------------                      ----------------------
   Property Name              Sahara Palms                                Silver Shadow
   Management Company
LOCATION:
   Address                    2900 El Camino Ave                          830 W. Charleston
   City, State                Las Vegas, NV                               Las Vegas, NV
   County                     Clark                                       Clarck
   Proximity to Subject       Within 5-mile radius                        1 block from the subject
PHYSICAL CHARACTERISTICS:
   Net Rentable Area (SF)     286,922                                     207,554
   Year Built                 1973                                        1997
   Effective Age              7                                           6
   Building Structure Type    Brick & wood siding walls;                  Brick & wood siding walls;
                              asphalt shingle roof                        asphalt shingle roof
   Parking Type (Gr.,
   Cov., etc.)                Garage, Open, Covered                       Open, Covered
   Number of Units            312                                         200
   Unit Mix:                   Type       Unit Qty   Mo                      Type     Unit  Qty   Mo
                              1 1BD/1BH    680 152  $580                  1 1BD/1BH    686   32  $705
                              2 2BD/1BH    816  48  $670                  3 2BD/2BH  1,030  104  $835
                              3 2BD/2BH    910  88  $690                  5 3BD/2BH  1,113   64  $935
                              4 3BD/2BH  1,194  16  $900
                              5 3BD/2BH  1,444   8  $990
   Average Unit Size (SF)     812                                         1,002
   Unit Breakdown:               Efficiency  0%  2-Bedroom  44%             Efficiency  0%  2-Bedroom  52%
                                 1-Bedroom  49%  3-Bedroom   8%             1-Bedroom  16%  3-Bedroom  32%
CONDITION:                    Very Good                                   Very Good
APPEAL:                       Very Good                                   Very Good
AMENITIES:
   Unit Amenities                X  Attach. Garage    X  Vaulted Ceiling     X  Attach. Garage    X  Vaulted Ceiling
                                 X  Balcony           X                      X  Balcony           X
                                 X  Fireplace                                X  Fireplace
                                 X  Cable TV Ready                           X  Cable TV Ready
   Project Amenities             X  Swimming Pool                            X  Swimming Pool
                                    Spa/Jacuzzi       X  Car Wash               Spa/Jacuzzi       X  Car Wash
                                 X  Basketball Court  X  BBQ Equipment       X  Basketball Court  X  BBQ Equipment
                                    Volleyball Court     Theater Room           Volleyball Court     Theater Room
                                 X  Sand Volley Ball  X  Meeting Hall        X  Sand Volley Ball  X  Meeting Hall
                                 X  Tennis Court         Secured Parking     X  Tennis Court         Secured Parking
                                    Racquet Ball      X  Laundry Room           Racquet Ball      X  Laundry Room
                                 X  Jogging Track     X  Business Office     X  Jogging Track     X  Business Office
                                 X  Gym Room                                 X  Gym Room
OCCUPANCY:                    95%                                         91%
LEASING DATA:
   Available Leasing Terms    6 to 15 Months                              6 to 15 Months
   Concessions                1 - 1 1/2 Months Free                       1 - 1 1/2 Months Free
   Pet Deposit                $300 - $500                                 $300 - $500
   Utilities Paid by Tenant:     X  Electric             Natural Gas         X  Electric             Natural Gas
                                 X  Water                Trash                  Water                Trash
   Confirmation               Property Manager                            Property Manager
   Telephone Number           702-873-6887                                702-254-7880
NOTES:                        None                                        None
COMPARISON TO SUBJECT:        Superior                                    Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TORREY PINES, LAS VEGAS, NEVADA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

                                 COMPARABLE R-1
                                 ALPINE VILLAGE
                                  901 Brush St
                                  Las Vegas, NV

                                    [PICTURE]

                                 COMPARABLE R-2
                                  TIFFANY PLACE
                               5800 W. Charleston
                                  Las Vegas, NV

                                    [PICTURE]

                                 COMPARABLE R-3
                                  VISTA DEL REY
                                6701 Del Rey Ave
                                  Las Vegas, NV

                                    [PICTURE]

                                 COMPARABLE R-4
                                  SAHARA PALMS
                               2900 El Camino Ave
                                  Las Vegas, NV

                                    [PICTURE]

                                 COMPARABLE R-5
                                  SILVER SHADOW
                                830 W. Charleston
                                  Las Vegas, NV

                                    [PICTURE]

                                                                       EXHIBIT C

AMERICAN APPRAISAL ASSOCIATES, INC.
TORREY PINES, LAS VEGAS, NEVADA

                                    EXHIBIT C

                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

                                                                       EXHIBIT C

AMERICAN APPRAISAL ASSOCIATES, INC.
TORREY PINES, LAS VEGAS, NEVADA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

                                                                       EXHIBIT C

AMERICAN APPRAISAL ASSOCIATES, INC.
TORREY PINES, LAS VEGAS, NEVADA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

                                                                       EXHIBIT C

AMERICAN APPRAISAL ASSOCIATES, INC.
TORREY PINES, LAS VEGAS, NEVADA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

                                                                       EXHIBIT D

AMERICAN APPRAISAL ASSOCIATES, INC.
TORREY PINES, LAS VEGAS, NEVADA

                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

                                                                       EXHIBIT D

AMERICAN APPRAISAL ASSOCIATES, INC.

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Bryan Vick, MAI and Ryan Tanaka provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                               -s- Douglas Needham
                                          -------------------------------------
                                                  Douglas Needham, MAI
                                          Managing Principal, Real Estate Group

                                                                       EXHIBIT E

AMERICAN APPRAISAL ASSOCIATES, INC.
TORREY PINES, LAS VEGAS, NEVADA

                                    EXHIBIT E

                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)


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                                                                       EXHIBIT E

AMERICAN APPRAISAL ASSOCIATES, INC.
TORREY PINES, LAS VEGAS, NEVADA

                                              DOUGLAS A. NEEDHAM, MAI

                                  MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION Douglas A. Needham is a Managing Principal for the Irvine Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation             Mr. Needham has appraised all types of major commercial
                      real estate including apartments, hotels/motels, light and heavy industrial facilities, self-storage facilities, mobile home parks, offices, retail shopping centers, service stations, special-use properties, and vacant land.

Business Mr. Needham joined AAA in 1998. Prior to joining AAA, he was a senior associate at Koeppel Tener, a senior analyst at Great Western Appraisal Group, and an associate appraiser at R. L. McLaughlin & Associates.

EDUCATION             Texas A&M University
                      Bachelor of Business Administration - Finance

STATE CERTIFICATIONS  State of Arizona, Certified General Real Estate Appraiser,
                      #30943

                      State of California, Certified General Real Estate Appraiser, #AG025443

                      State of Colorado, Certified General Appraiser,
                      #CG40017035

                      State of Oregon, Certified General Appraiser, #C000686

                      State of Washington, Certified General Real Estate Appraiser,
                      #1101111

PROFESSIONAL          Appraisal Institute, MAI Designated Member
AFFILIATIONS

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                                                                       EXHIBIT E

AMERICAN APPRAISAL ASSOCIATES, INC.
TORREY PINES, LAS VEGAS, NEVADA

VALUATION AND         Appraisal Institute
SPECIAL COURSES         Advanced Income Capitalization
                        Appraisal Principles
                        Appraisal Procedures
                        Basic Income Capitalization
                        Standards of Professional Practice

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AMERICAN APPRAISAL ASSOCIATES, INC.
TORREY PINES, LAS VEGAS, NEVADA

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
TORREY PINES, LAS VEGAS, NEVADA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.